Exhibit 99.1

NEWS RELEASE

CONTACT: William T. Camp	6110 Executive Blvd., Suite 800 Rockville, Maryland 20852
Executive Vice President and Chief Financial Officer	Tel 301-984-9400 Fax 301-984-9610
E-Mail: bcamp@writ.com	www.writ.com

July 5, 2011

WASHINGTON REAL ESTATE INVESTMENT TRUST REPLACES AND EXPANDS CREDIT FACILITY

Washington Real Estate Investment Trust (WRIT) (NYSE: WRE) has replaced and expanded one of its two unsecured credit facilities, increasing its size from $262 million to $400 million. An accordion feature allows WRIT to increase the facility to $600 million, subject to additional lender commitments. The new facility matures July 1, 2014 with a one-year extension option and bears interest at a rate of LIBOR plus a margin of 122.5 basis points based on WRIT’s current credit rating.

The lead arranger and bookrunner for the facility is Wells Fargo Securities, LLC. Wells Fargo Bank, National Association, is administrative agent and issuing bank. The Bank of New York Mellon, Citibank, N.A., and Credit Suisse AG, Cayman Islands Branch serve as documentation agents. Additional participants include Royal Bank of Canada, U.S. Bank, N.A., JPMorgan Chase Bank, N.A., Branch Banking & Trust Co., and Raymond James Bank, FSB.

WRIT is a self-administered, self-managed, equity real estate investment trust investing in income-producing properties in the greater Washington metro region. WRIT owns a diversified portfolio of 86 properties totaling approximately 11 million square feet of commercial space and 2,540 residential units, and land held for development. These 86 properties consist of 26 office properties, 16 industrial/flex properties, 18 medical office properties, 15 retail centers and 11 multifamily properties. WRIT shares are publicly traded on the New York Stock Exchange (NYSE:WRE).

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, the potential for federal government budget reductions, changes in general and local economic and real estate market conditions, the timing and pricing of lease transactions, the effect of the current credit and financial market conditions, the availability and cost of capital, fluctuations in interest rates, tenants’ financial conditions, levels of competition, the effect of government regulation, the impact of newly adopted accounting principles, and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2010 Form 10-K and first quarter 2011 Form 10-Q. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.